Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

AMERICAN CAPITAL DECLARES $0.73 Q1 2005 DIVIDEND,

REPORTS 12% INCREASE IN NOI PER SHARE IN 2004

Bethesda, MD – February 15, 2005 - American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a first quarter 2005 regular dividend of $0.73 per share, payable on April 1, 2005 to record holders as of February 25, 2005. This dividend is a 4% increase over the first quarter 2004 regular dividend of $0.70 per share. During 2004, American Capital declared $2.91 per share in dividends that were paid from ordinary income for tax purposes, a total of $222 million in dividends. American Capital has paid a total of $651 million in dividends and paid or declared $16.76 in dividends per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter and year ended December 31, 2004. Net operating income (NOI) for the quarter increased 52% to $65 million compared to $43 million for fourth quarter 2003. On a basic per share basis, NOI increased 9% to $0.76 per share compared to $0.70 per share for fourth quarter 2003. On a diluted per share basis, NOI increased 7% to $0.74 per share compared to $0.69 per share for fourth quarter 2003.

NOI for the year increased 56% to $220 million compared to $141 million for 2003. On a basic per share basis, NOI increased 12% to $2.88 per share compared to $2.58 per share in 2003. On a diluted per share basis, NOI increased 11% to $2.83 per share compared to $2.56 per share for 2003. Comparisons to the prior quarter and year are impacted by a prescribed change in accounting method for the reporting of interest rate swap agreements adopted in the second quarter of 2004. Investors are encouraged to review the company’s reports on Forms 10-Q and 10-K, when filed, for more information about this accounting change.

“American Capital’s results were excellent and our shareholders reaped wonderful returns in 2004. We increased shareholders’ equity from operations by $281 million, a $3.69 increase per basic share, we paid $2.91 per share in dividends, while increasing our net asset value by $3.28 per share,” reported Chairman, CEO and President Malon Wilkus. “American Capital provided our shareholders a 22.9% total return in 2004, 16.9% annual return over the past 3 years, 18.8% annual return over the past 5 years and 21.8% annual return since our IPO in 1997. Only 4% of all public companies

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American Capital

February 15, 2005

based on market capitalization outperformed American Capital in each of these periods. We are proud to have provided consistent performance through good and tough economic times. We intend to continue to perform by paying between $3.00 and $3.14 in dividends per share in 2005.”

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net appreciation and depreciation and net gains and losses of assets) was $97 million, or $1.14 per basic share and $1.11 per diluted share, compared to $66 million, or $1.08 per basic share and $1.07 per diluted share, in fourth quarter 2003. For the year, the net increase in shareholders’ equity resulting from operations was $281 million, or $3.69 per basic share and $3.63 per diluted share, compared to $118 million, or $2.16 per basic share and $2.15 per diluted share, in 2003.

“2004 was a benchmark year for our capitalization with more than $2 billion of capital raised. We diversified our funding sources and gained greater flexibility to manage our balance sheet,” commented Chief Financial Officer John Erickson. “We expanded our credit facilities by more than $800 million with eight new financial institutions. We also were first time issuers of unsecured debt and forward equity. Our capital flexibility has never been greater. Additionally, we invested $348 million in the equity of excellent middle market companies at the same time we continued to grow our dividends. These investments in equity today bode well for future growth.”

In fourth quarter 2004, American Capital invested $756 million, composed of $420 million of senior debt, $223 million of subordinated debt, $47 million of preferred stock, $13 million of common stock warrants and $53 million of common stock. Included in the $756 million of new investments are $127 million of senior debt investments that were subsequently sold during the quarter. Six investments, totaling $277 million, were in American Capital-sponsored buyouts of new portfolio companies. Five investments, totaling $189 million, were in buyouts led by other private equity firms. Four investments, totaling $71 million, were investments in existing portfolio companies to finance strategic acquisitions. Six investments, totaling $207 million, were investments in existing portfolio companies for growth or recapitalizations. Three investments, totaling $12 million, were for working capital for existing portfolio companies, including $10 million of distress-related investments. Total invested assets at fair value increased 66% to $3.2 billion at December 31, 2004 as compared to $1.9 billion at December 31, 2003.

In fourth quarter 2004, American Capital received $263 million of proceeds from exits of portfolio investments, composed of $120 million of senior loan sales, $92 million of principal prepayments, $5 million of scheduled principal amortization, $4 million of accrued payment-in-kind (PIK) interest and accreted original issue discount (OID) and $42 million from the sale of equity investments. In 2004, American Capital received $709 million of proceeds from exits of portfolio investments, composed of $217 million of senior loan sales, $382 million of principal prepayments, $36 million of scheduled principal amortization, $16 million of accrued PIK and accreted OID and $58 million from the sale of equity investments.

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American Capital

February 15, 2005

“2004 was another record year for American Capital. We invested over two billion dollars, including almost $700 million in American Capital-sponsored buyouts, thus maintaining American Capital’s position as the leading firm investing mezzanine and equity capital in the middle market,” said Chief Operating Officer Ira Wagner. “We reviewed 36% more investment opportunities in 2004 compared to 2003, and after screening these thousands of investment opportunities we completed 42 investments in new portfolio companies plus numerous investments in existing portfolio companies. We have built an institution in the fragmented middle market, and we believe the growth of our investment opportunities and quality of our investments is reflective of this. Our operations, financial analysis and compliance team (FACT), legal and investment teams, totaling more than 130 professionals, give us the capability to underwrite our new investments and enhance our existing investments in a manner that is unmatched in the industry. Finally, our pipeline of new investment opportunities continues to be robust, and we expect to continue to be a market leading investor in 2005.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of December 31, 2004 was 12.9%. At December 31, 2004, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality compared to 3.0 as of December 31, 2003. As of December, 31, 2004, loans to ten portfolio companies totaling $87 million, with a fair value of $37 million, were on non-accrual. Delinquent and non-accruing loans totaled $163 million, or 7% of total loans, at December 31, 2004 compared to $164 million, or 10% of total loans, at December 31, 2003. $60 million of the $76 million of delinquent loans as of December 31, 2004 were brought current by January 21, 2005. Loans previously on non-accrual totaling $38 million at cost and $5 million at fair value were converted into equity during the fourth quarter of 2004. American Capital’s net asset value per share increased $3.28 from December 31, 2003 to $21.11 at December 31, 2004.

In the fourth quarter of 2004, American Capital recorded $30 million in total net realized gains, $34 million on portfolio company investments (excluding interest rate swap agreements). This is comprised of $36 million of gross gains on portfolio investments, $2 million of gross losses on portfolio investments and $4 million of net losses attributable to periodic interest settlements of interest rate swap agreements. In 2004, American Capital recorded $38 million in total net realized losses, $20 million on portfolio company assets (excluding interest rate swap agreements). This includes gross gains of $59 million on portfolio investments, $79 million of gross losses on portfolio investments and $18 million of net losses attributable to periodic interest settlements of interest rate swap agreements. Since the Company’s August 1997 IPO, cumulative net realized losses on portfolio company assets have totaled $5 million, not including $18 million of losses from periodic interest rate swap payments.

From its 1997 IPO through the fourth quarter of 2004, American Capital’s annual rate of net realized and unrealized loss on portfolio company investments (excluding interest rate swap agreements) was 0.5% of equity based on American Capital’s average annual net

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American Capital

February 15, 2005

appreciation, depreciation, gains and losses divided by American Capital’s average equity. From American Capital’s IPO through the third quarter of 2004, American Capital compares favorably to FDIC insured banks that experienced net losses of more than nine times that rate or 4.8% of equity (based on the average annual equity capital and net charge-offs per the FDIC Quarterly Banking Profile data).

In fourth quarter 2004, net unrealized appreciation totaled $3 million, consisting of net appreciation of $24 million from current portfolio companies ($64 million of appreciation at 20 portfolio companies and $40 million of depreciation at 14 portfolio companies), $27 million of net depreciation resulting from the recognition of net realized gains and $6 million of net appreciation on interest rate derivative agreements. Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity.

In 2004, net unrealized appreciation totaled $99 million, consisting of net appreciation of $57 million from current portfolio companies ($192 million of appreciation at 34 portfolio companies and $135 million of depreciation at 31 portfolio companies), $34 million of net appreciation resulting from the recognition of net losses and $8 million of net appreciation on interest rate derivative agreements. Since the Company’s August 1997 IPO, cumulative net depreciation plus net losses totals $55 million, or $21 million on portfolio company assets (excluding interest rate derivative agreements) at December 31, 2004.

Since its August 1997 IPO through fourth quarter 2004, American Capital has earned a 16% compounded annual return on 87 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $1.3 billion of invested capital, including interest payments, dividends, and fees on these investments. These exits and prepayments represent 29% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $41 million in aggregate, or 4%. Nineteen percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital's four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the fourth quarter of 2004, $40 million of American Capital’s PIK interest and dividends and accreted OID have been repaid, representing 23% of all PIK and OID.

DIVIDEND GUIDANCE

American Capital forecasts that its 2005 dividends will range from a total of $3.00 per share to $3.14 per share, anticipated to be paid from ordinary income for tax purposes.

ENGAGEMENT OF HOULIHAN LOKEY HOWARD AND ZUKIN

Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) reviews the determination of fair value of American Capital's portfolio company investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800

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American Capital

February 15, 2005

valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the American Capital Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the fourth quarter of 2004, Houlihan Lokey reviewed the Company’s valuations of 25 portfolio company investments having $806 million in fair value as reflected in American Capital’s financial statements as of December 31, 2004. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 85 portfolio companies totaling $2.1 billion in fair value as of their respective valuation dates.

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American Capital

February 15, 2005

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS AND FINANCIAL INFORMATION

(In thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Investments at fair value (cost of $3,236,249 and $2,042,914, respectively)
Non-Control/Non-Affiliate investments	$1,119,170	$756,158
Affiliate investments	446,765	137,917
Control investments	1,654,075	1,041,144
Interest rate derivative agreements	1,678	3,128

Total investments at fair value	3,221,688	1,938,347
Cash and cash equivalents	58,367	8,020
Restricted cash	141,895	75,935
Interest receivable	22,053	17,636
Other	47,424	28,390

Total assets	$3,491,427	$2,068,328

Liabilities and Shareholders’ Equity
Debt	$1,560,978	$840,211
Interest rate derivative agreements	17,396	26,604
Accrued dividends payable	5,322	3,957
Other	35,305	21,641

Total liabilities	1,619,001	892,413

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 88,705 and 66,930 issued, and 88,705 and 65,949 outstanding, respectively	887	659
Capital in excess of par value	2,010,063	1,360,181
Unearned stock compensation	(36,690)	(21,286)
Notes receivable from sale of common stock	(6,845)	(8,783)
Distributions in excess of net realized earnings	(63,032)	(23,685)
Net unrealized depreciation of investments	(31,957)	(131,171)

Total shareholders’ equity	1,872,426	1,175,915

Total liabilities and shareholders’ equity	$3,491,427	$2,068,328

OTHER FINANCIAL INFORMATION:
Net asset value per share	$21.11	$17.83

Net operating income return on average equity at cost (unaudited)	14.1%	14.4%

American Capital

February 15, 2005

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$34,423	$26,402	$113,668	$88,833
Affiliate investments	10,671	3,408	36,326	11,651
Control investments	42,542	21,835	121,239	75,788
Interest rate derivative agreements	—	(4,479)	—	(17,214)

Total interest and dividend income	87,636	47,166	271,233	159,058

Fees
Non-Control/Non-Affiliate investments	2,936	3,444	21,688	15,408
Affiliate investments	2,562	576	5,663	2,031
Control investments	18,574	15,507	37,498	29,783

Total fee income	24,072	19,527	64,849	47,222

Total operating income	111,708	66,693	336,082	206,280

OPERATING EXPENSES:
Interest	13,935	6,358	36,851	18,514
Salaries and benefits	20,253	11,556	40,446	27,950
General and administrative	7,223	4,367	26,487	16,529
Stock-based compensation	4,646	1,644	10,067	2,584

Total operating expenses	46,057	23,925	113,851	65,577

OPERATING INCOME BEFORE INCOME TAXES	65,651	42,768	222,231	140,703
Provision for income taxes	(761)	—	(2,130)	—

NET OPERATING INCOME	64,890	42,768	220,101	140,703

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	18,829	4,408	13,978	10,873
Affiliate investments	3,094	8	3,411	1,374
Control investments	12,054	1,758	(37,365)	9,759
Interest rate derivative periodic payments	(4,381)	—	(17,894)	—

Total net realized gain (loss) on investments	29,596	6,174	(37,870)	22,006

Net unrealized appreciation (depreciation) of investments
Portfolio company investments	(3,309)	10,511	91,456	(53,504)
Interest rate derivative periodic payment accrual	16	—	(3,167)	—
Interest rate derivative agreements	6,151	6,690	10,925	8,779

Total net unrealized appreciation (depreciation) of investments	2,858	17,201	99,214	(44,725)

Total net gain (loss) on investments	32,454	23,375	61,344	(22,719)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$97,344	$66,143	$281,445	$117,984

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.76	$0.70	$2.88	$2.58
Diluted	$0.74	$0.69	$2.83	$2.56
NET EARNINGS PER COMMON SHARE:
Basic	$1.14	$1.08	$3.69	$2.16
Diluted	$1.11	$1.07	$3.63	$2.15
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	85,485	61,231	76,362	54,632
Diluted	87,799	61,894	77,638	54,996
DIVIDENDS DECLARED PER COMMON SHARE	$0.79	$0.75	$2.91	$2.79

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American Capital

February 15, 2005

American Capital provides disclosure of NOI before stock-based compensation because it is useful and relevant to investors as it is an important measure of how we internally evaluate our operating results. Disclosure of NOI before stock-based compensation is not a substitute for NOI or any other measure as prescribed by generally accepted accounting principles (GAAP). The following is a reconciliation of NOI before stock-based compensation expense to NOI:

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net operating income	$64,890	$42,768	$220,101	$140,703
Stock-based compensation	4,646	1,644	10,067	2,584

Net operating income before stock-based compensation	$69,536	$44,412	$230,168	$143,287

Net operating income per common share:
Basic	$0.76	$0.70	$2.88	$2.58
Diluted	$0.74	$0.69	$2.83	$2.56
Net operating income before stock-based compensation per common share:
Basic	$0.81	$0.73	$3.01	$2.62
Diluted	$0.79	$0.72	$2.96	$2.61
Weighted average shares of common stock outstanding:
Basic	85,485	61,231	76,362	54,632
Diluted	87,799	61,894	77,638	54,996

Portfolio Statistics (1)	Static Pool
($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	Aggregate
Original Investments and Commitments	$334	$365	$285	$367	$724	$1,004	$1,609	$4,688
Total Exits and Prepayments of Original Investments	$103	$128	$201	$196	$190	$302	$229	$1,349
Total Interest, Dividends and Fees Collected	$110	$118	$73	$118	$142	$149	$99	$809
Total Net Realized (Loss) Gain on Investments(2)	$(6)	$24	$(85)	$47	$(2)	$16	$1	$(5)
Internal Rate of Return(3)	8.3%	5.4%	(2.3)%	24.5%	19.9%	26.7%	36.9%	15.2%
Current Cost of Investments	$215	$227	$103	$160	$534	$680	$1,317	$3,236
Current Fair Value of Investments(2)	$167	$114	$89	$153	$587	$738	$1,372	$3,220
Net Unrealized Appreciation/(Depreciation)(2)	$(48)	$(113)	$(14)	$(7)	$53	$58	$55	$(16)
Non-Accruing Loans at Face	$13	$21	$—	$23	$30	$—	$—	$87
Equity Interest at Fair Value	$18	$15	$28	$38	$207	$230	$374	$910
Debt to EBITDA(4)(5)	7.8	8.6	5.1	6.1	4.5	4.5	4.5	4.9
Interest Coverage(4)	1.5	1.9	2.1	1.8	2.8	2.5	2.6	2.5
Debt Service Coverage(4)	1.4	1.5	1.5	1.3	1.9	1.6	1.9	1.8
Loan Grade(4)	2.5	1.9	2.7	2.8	3.3	3.1	3.0	3.1
Average Age of Companies	43 yrs	54 yrs	29 yrs	47 yrs	33 yrs	24 yrs	38 yrs	35 yrs
Ownership Percentage	80%	75%	31%	47%	46%	39%	42%	45%
Average Sales(6)	$88	$71	$93	$228	$77	$90	$80	$89
Average EBITDA(7)	$5	$5	$20	$25	$11	$17	$17	$16
Total Sales(6)	$448	$600	$287	$1,969	$1,250	$2,811	$3,286	$10,651
Total EBITDA(7)	$23	$33	$61	$229	$171	$420	$707	$1,644
% of Senior Loans(8)	54%	23%	0%	28%	34%	36%	38%	35%
% of Loans with Lien(8)	55%	54%	51%	80%	79%	85%	77%	77%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment.

(2)	Excludes net realized losses, fair value and unrealized depreciation on interest rate derivative agreements.

(3)	Assumes investments are exited at current fair value.

(4)	These amounts do not include investments in which the Company owns only equity.

(5)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.

(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.

(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.

(8)	As a percentage of our total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital's taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2004 dividends, totaling $2.91 per share, were a distribution of ordinary income for tax purposes. The first quarter 2005 dividend declared to-date totaling $0.73 per share, is anticipated to be a distribution of ordinary income for tax purposes.

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American Capital

February 15, 2005

In appreciation of the loyal support of our shareholders, American Capital has amended the Dividend Reinvestment Plan to grant a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the amended DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

J.J.B. Hilliard, W.L. Lyons, Inc.

Legg Mason

Merrill Lynch

Morgan Keegan

Raymond James

RBC Dain Rauscher

UBS Financial

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$16.76 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
2005
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total				$16.76

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American Capital

February 15, 2005

SHAREHOLDER AND ANALYSTS CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, February 16, 2005 at 11:00 am ET. The dial in number will be (888) 428-4473. International callers should dial (612) 332-0630. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com

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American Capital

February 15, 2005

and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call. It is generally posted several hours in advance of the call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the February 16 Shareholder Call Slide Show button. Participants will be able to view the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call combined with the slide presentation will be made available after the call on February 16 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, February 16 until 11:59 pm Monday, February 28. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial (320) 365-3844. The access code for both domestic and international callers is 769421.

For further information or questions, please do not hesitate to call our Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO, American Capital has invested over $4.6 billion in 154 portfolio companies. As of January 31, 2005, American Capital shareholders have enjoyed a total return of 339% since the Company’s IPO — an annualized return of 22%, assuming reinvestment of dividends. American Capital has paid a total of $651 million in dividends and paid or declared $16.76 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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American Capital

February 15, 2005

The financial information for fiscal year 2004 included in this press release is unaudited. American Capital will file its audited financial statements in its Form 10-K for the fiscal year ended December 31, 2004 by the required filing date of March 16, 2005.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor's shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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